Exhibit 10.27

SECOND AMENDMENT TO TRIPLE NET SPACE LEASE

This Second Amendment to Triple Net Space Lease (this “Amendment”), dated for reference purposes only as of December 18, 2008, is made by and among SRI Eight Pacific Shores LLC, a Delaware limited liability company (“Lessor”), PDL BioPharma, Inc., a Delaware corporation (“PDL”), and Facet Biotech Corporation, a Delaware corporation (“Facet”).

RECITALS

A.                                   Pacific Shores Investors, LLC, a Delaware limited liability company (Lessor’s predecessor-in-interest) and PDL entered into that certain Triple Net Space Lease dated as of July 6, 2006 (the “Original Lease”) for the lease of approximately 164,732 square feet of space consisting of the entirety of the building located at 1500 Seaport Boulevard in Redwood City, California, commonly known as Building 10 (the “Premises”).

B.                                     Lessor and PDL entered into that certain First Amendment to Triple Net Space Lease dated as of March 31, 2008 (the “First Amendment”).  The Original Lease and the First Amendment are collectively referred to as the “Lease”.  The term of the Lease is scheduled to expire on December 31, 2021 (the “Current Expiration Date”). The capitalized terms used and not otherwise defined herein shall have the same meanings and definitions as set forth in the Lease.

C.                                     The Board of Directors of PDL has determined that it is appropriate, desirable and in the best interests of PDL and its stockholders to transfer and assign certain of its assets and liabilities to Facet (the “Separation”), pursuant to a Separation and Distribution Agreement to be entered into by and between PDL and Facet as of the Effective Date (as defined in Paragraph 1 below), the form of which Facet has attached as Exhibit 2.1 to its Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “Separation Agreement”).

D.                                    To effect the Separation, the Board of Directors of PDL has determined that all of the issued and outstanding shares of common stock of Facet should be distributed to the common stockholders of PDL, on a pro rata basis (the “Distribution”).  Facet will be and remain an independent, publicly traded company that is not legally affiliated with PDL following the Separation and Distribution.

E.                                      Following the Separation and Distribution, PDL will permanently relocate its entire business operations to Incline Village, Nevada, and Facet will operate its business in Redwood City, California.  Accordingly, PDL desires to add Facet as a co-tenant under the Lease, on the terms and conditions set forth in this Amendment.

F.                                      Lessor is willing to consent to having Facet added as a co-tenant under the Lease, on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.                                       Effective Date.  The “Effective Date” of this Amendment shall be the date on which the Distribution is effective; provided, however, if the Distribution does not occur by December 31, 2008, then this Amendment shall terminate and be of no further force or effect.

2.                                       Addition of Facet as a Co-Tenant.  As of the Effective Date, Facet shall be a co-tenant with PDL under the Lease, and PDL grants to Facet an undivided interest in the Lessee’s leasehold estate created by the Lease.  As of the Effective Date, all right, title and interest of the Lessee in, to and under the Lease and the Premises demised thereunder shall be deemed to be vested in Facet and PDL as co-tenants, so that the leasehold estate of each shall be concurrent as to right and priority, and all references in the Lease to the “Lessee” shall be deemed references to PDL and Facet, jointly and severally.  Facet agrees to be bound by all of the terms and conditions of the Lease and to faithfully perform all obligations and duties of “Lessee” under the Lease as if Facet were an original signatory thereto as lessee thereunder.

3.                                       PDL and Facet Jointly and Severally Liable; All Lessee’s Rights to be Exercisable Solely By Facet.  The addition of Facet as a co-tenant shall not relieve or release PDL from any obligations under the Lease, and Facet and PDL shall be and remain jointly and severally liable for all obligations of “Lessee” under the Lease arising from and after the Effective Date.  Notwithstanding Paragraph 2 above, Lessor, PDL and Facet acknowledge and agree that any and all rights granted to Lessee under the Lease, including, but not limited to, the right to terminate the Lease pursuant thereto by reason of a casualty or condemnation, and any and all actions on the part of the Lessee undertaken under or with respect to the Lease, shall be exercisable solely by Facet (or any successor in interest thereto), acting alone, without notice by Lessor or Facet (or any successor in interest thereto) to, or consent or approval by, PDL. Without limitation of the foregoing, PDL and Facet acknowledge and agree that any notice by PDL to Lessor purporting to exercise any rights of Lessee under the Lease shall be ineffective, and Lessor’s failure to respond thereto shall not bind or estop Lessor in any manner. In furtherance of the preceding provisions, PDL consents to, waives notice of, and shall not be discharged, released or exonerated from its liability under the Lease by reason of, any amendment to or other modification of the Lease, including any such amendment or other modification executed solely by Facet (or any successor in interest thereto), any assignment of the Lessee’s interests under the Lease, including any such assignment executed solely by Facet (or any successor in interest thereto), any subletting of the Premises or any portion thereof, including any such sublease executed solely by Facet (or any successor thereto), or Lessor’s consent to any of the foregoing.  For the avoidance of doubt, the preceding provisions regarding Facet’s exclusive right to exercise Lessee’s rights under the Lease are distinguished from PDL’s and Facet’s liability to perform Lessee’s obligations under the Lease, all of which obligations shall remain, as set forth above, the joint and several obligations of PDL and Facet.

Notwithstanding the foregoing or anything to the contrary contained in any subsequent amendment to the Lease executed by Lessor and Facet (or any successor in interest thereto), in the event that Lessor and Lessee (acting through Facet or any successor in interest thereto) amend the Lease to extend the term thereof beyond the Current Expiration Date, PDL shall have no liability for any obligations of Lessee that shall accrue under the Lease with respect to the period after the Current Expiration Date.

4.                                       Letter of Credit.

(a)                                  Replacement LOC.  Lessor currently holds in its possession an unconditional, irrevocable letter of credit in the amount of $1,500,000.00 (the “PDL LOC”), which was obtained by PDL for the benefit of Lessor.  Within ten (10) business days following the Effective Date of this Amendment, Facet shall deposit with Lessor a replacement letter of credit in the amount of $2,000,000.00 (the “Replacement LOC”), which shall become the amount of the Letter of Credit Security required to be maintained by Lessee pursuant to the Lease for the balance of the term thereof.  The Replacement LOC shall be from a bank acceptable to Lessor and otherwise in accordance with terms and conditions of Section 4.06(a) of the Lease.  Simultaneously with the delivery of the Replacement LOC to Lessor, Lessor shall relinquish and return the PDL LOC or any balance thereof (without interest) to PDL.  Each reference to “Letter of Credit” in the Lease shall be deemed a reference to the Replacement LOC as defined herein.

(b)                                 Scheduled Reduction in Letter of Credit Security.  Section 4.06(g) of the Lease, providing for a reduction in the amount of the Letter of Credit Security, is deleted in its entirety.

5.                                       Insurance.  Within three (3) business days following the Effective Date of this Amendment, Facet shall provide Lessor with certificates of insurance evidencing, to Lessor’s satisfaction, the maintenance by Facet of all insurance required to be maintained by Lessee under Article VII of the Lease.  Such policies shall be endorsed to name PDL and Lessor (and such other lenders, persons, firms, or corporations as are designated by PDL or Lessor) as additional insureds, as their interests may appear, consistent with the requirements of the Lease.  Facet shall maintain such insurance throughout the term of the Lease.  So long as Facet maintains the required insurance and so long as PDL does not occupy the Premises, PDL shall not be required to maintain the insurance required by the Lease.

6.                                       Notices (Section 17.06):  From and after the date of this Amendment, any notice (including, without limitation, invoices and statements for amounts payable by Lessee pursuant to the Lease) required or permitted to be given under the Lease to Lessee shall be addressed to Lessee at the address noted below, and no separate notice need be given to PDL:

Facet Biotech Corporation

1400 Seaport Boulevard

Redwood City, CA 94063

Attn:  General Counsel

7.                                       Option to Extend Deleted.  Effective as of the Effective Date, Section 3.03 of the Lease is deleted in its entirety, and Lessee shall have no right or option to extend the term of the Lease beyond the Current Expiration Date.

8.                                       [Intentionally deleted.]

9.                                       Recording.  Lessor, PDL and Facet shall execute, acknowledge, deliver and record a second amendment to the recorded memorandum of the Lease in a form acceptable to all parties hereto to evidence the terms of this Amendment.

10.                                 General Provisions.

(a)                                  The Lease, as amended by this Amendment, continues in full force and effect and embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  The Lease may be further amended or supplemented only by an instrument in writing executed by Lessor and Lessee (acting through Facet alone (or any successor in interest thereto) as provided in Paragraph 3 above). Subject to the provisions of the Lease restricting assignment or subletting by Lessee, and subject to the provisions of Article XVI of the Lease, this Amendment, and the Lease as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one instrument.  To facilitate execution of this Amendment, the parties may execute and exchange by facsimile or email counterparts of the executed signature pages.

(c)                                  This Amendment and the rights of the parties hereunder, including any claim or controversy arising out of or relating to this Amendment, shall be governed by and interpreted in accordance with the laws of the state of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(d)                                 Each party hereto agrees to execute and deliver such additional documents and do such other acts as may be necessary or appropriate to fully implement the intent of this Amendment, as reasonably requested by the other party.

(e)                                  Within ten (10) days after demand by Lessor, and as a condition to the effectiveness of this Amendment, Lessee shall reimburse Lessor for its reasonable attorneys’ and consultants’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment, as well as in connection with Lessor’s consideration and analysis of PDL’s prior request to assign the Lease to Facet and Lessor’s review and analysis of the information and documents submitted by PDL to Lessor in connection therewith (dating back to PDL’s letter to Lessor dated July 18, 2008).

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS HEREOF, the parties have caused this Amendment to be executed on the date set forth above pursuant to proper authority duly granted.

LESSOR:		LESSEE (jointly and severally):

SRI EIGHT PACIFIC SHORES LLC, a Delaware limited liability company		PDL BIOPHARMA, INC., a Delaware corporation

By:	/s/ Paul W. Grafft	By:	/s/ John McLaughlin

Name:	Paul W. Grafft	Name:	John McLaughlin

Title:	Vice President	Title:	President and Chief Executive Officer

FACET BIOTECH CORPORATION, a Delaware corporation

		By:	/s/ Faheem Hasnain

		Name:	Faheem Hasnain

		Title:	President and Chief Executive Officer